Exhibit 99.1

Magnolia Oil & Gas Corporation Announces Completion of Exchange Offer and Plan to Exchange

Remaining Outstanding Warrants

HOUSTON, TX, July 10, 2019 –Magnolia Oil & Gas Corporation (the “Company”) (NYSE: MGY) announced today the completion and settlement of its previously announced exchange offer (the “Exchange Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding warrants. On July 10, 2019, the Company accepted all warrants validly tendered in the Exchange Offer and issued shares of its Class A common stock in exchange. As a result of the consents received in the Consent Solicitation, the Company also executed an amendment to the agreement governing its outstanding warrants (the “Warrant Agreement”). The Company also announced today that it will exchange all remaining untendered warrants on July 25, 2019 in accordance with the terms of the Warrant Agreement, as so amended.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein and is also not a solicitation of the related consents. The exchange offer was made only pursuant to the terms and conditions of the Prospectus/Offer to Exchange and related letter of transmittal.

About the Company

The Company is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford. The Company focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow.

Forward-looking statements

The information in this press release includes forward-looking statements within the meaning of federal securities laws. All statements other than statements of present or historical fact included in this press release are forward-looking statements. When used in this press release, the words “could”, “should”, “will”, “may”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project”, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on the Company’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. The Company cautions you that these forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-4/A, filed June 24, 2019, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are available publicly on the SEC’s website at www.sec.gov.

Contact Information

Brian Corales

713-842-9036